Exhibit 10.2

BOUGHTON

GUSTAFSON HOLDINGS LTD.

And

AMT INDUSTRIES CANADA INC.

Amending Agreement to Property Agreement
Of March 28, 2005

February 2010

THIS AMENDING AGREEMENT made as of the 10th day of February 2010

BETWEEN:

GUSTAFSON HOLDINGS LTD., a body corporate registered under the laws of British Columbia having its registered office at #2800 – 666 Burrard Street, Vancouver, B.C.

(“Gustafson”)
AND:
AMT INDUSTRIES CANADA, INC., a body corporate registered under the laws of British Columbia, having its registered office at Suite 22, 14909 32nd Avenue, Surrey, BC

(“AMT”)

WHEREAS

A.
Gustafson and Advanced Mineral Technology Corporation (“AMTO”) are parties to a property agreement dated March 28, 2005 (the “Property Agreement”), attached hereto as Schedule “A”, whereby Gustafson sold and AMTO acquired the 100% undivided interest of Gustafson in the Property, as defined and described in the Property Agreement;

B.
By way of an interparty agreement of assignment among Gustafson, AMTO and AMT dated March 3, 2006 (the “Assignment”), attached hereto as Schedule “B”.  AMTO assigned its rights and obligations under the Property Agreement to AMT; and

C.	Gustafson and AMT wish to enter into this Amending Agreement to make certain amendments to the Property Agreement, including, among other tings clarifying the calculation and payment of the Royalty.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the terms and conditions herin contained, the parties agree as follows:

1.           INTERPRETATION

1.1	Interpretation

(a)	All capitalized terms not defined in this Amending Agreement have the meanings ascribed to them in the Property Agreement.

(b)
Where the context so permits the “Optionor” in the Property Agreement shall mean AMT to the extent that the context refers to a right or obligation under the Property Agreement conferred or imposed on the “Optionor” from the date of the Assignment.

1.2	Headings

The headings of this Amending Agreement and the schedules are solely for convenience of reference and do not affect the interpretation of it or define, limit or construe the contents of any provision of this Amending Agreement.

1.3	Number and Gender

Words importing the singular number shall include the plural and vice versa, words importing the neuter gender shall include the masculine and feminine genders, and words importing persons shall include firms and corporations and vice versa.

1.4	Governing Law

This Amending Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable herein.

1.5	Currency

All references to currency in this Amending Agreement are references to Canadian currency unless otherwise expressly stipulated to the contrary.

2.           AMENDMENTS TO SECTION 1 OF THE PROPERTY AGREEMENT

2.1	Definitions

The definition “Net Smelter Returns” in paragraph 1.1(g) of the Property Agreement is deleted in its entirety and replaced with the following

“Net Smelter Returns” means the actual proceeds received by Optionor from any mint, smelter, refinery or other purchaser from the sale of ores, valuable minerals, industrial minerals, aggregate, gems or precious stones, metals (including bullion) or concentrates (collectively “Product”) produced from the Property and sold or proceeds received from an insurer in respect  of Product, after deducting from such proceeds the following charges to the extent that they were not deducted by the purchaser in computing payments:
(a)	smelting and refining charges (including assaying and sampling costs specifically related to smelting or refining);
(b)	penalties, smelter assay costs and umpire assay costs;
(c)	cost of freight and handling of ores, metals or concentrates from the Properties to any min, smelter, refinery, or other purchaser;
(d)	marketing costs;
(e)	costs of insurance in respect of Product;
(f)	customs duties, severance tax, royalties, mineral taxes or the like payable in respect of the product; and
(g)	sales, use, gross receipts, severance, and other taxes, if any, payable with respect to severance, production, removal, sale or disposition of the Product, but excluding any taxes on net income.

If smelting or refining are carried out in facilities owned or controlled, in whole or in part, by Optionor, charges, costs and penalties for such operations means the amount Optionor would have incurred if those operations were carried out at facilities not owned or controlled by Optionor then offering comparable services for comparable products on open market prevailing terms.”

3.           AMENDMENTS TO SECTION 2 OF THE PROPERTY AGREEMENT

3.1	Payment of Purchase Price

Paragraph 2.4 of the Property Agreement is amended by adding the following paragraph after the last sentence of Paragraph 2.4:

“Gustafson acknowledges that as of the date of this Amending Agreement, the Mining Lease, as identified on Schedule “A” to the Property Agreement has not been transferred, despite that Gustafson has agreed in this paragraph 2.4 to take all reasonable steps to process such an assignment in favour of Optionor.  Accordingly, Gustafson agrees, within 10 days of the date of this Amending Agreement to execute, deliver and complete all necessary documents as may be required to validly and effectively transfer legal and beneficial title to the Mining Lease to AMT, including all such filings with the Mineral Titles Online system.”

3.2           Optionor’s Rights

Paragraph 2.6(b) of the Property Agreement is deleted in its entirety and replaced with the following:

“(b)  Notwithstanding Gustafson’s rights to a Royalty under this Agreement, Optionor shall have the right in its sole discretion to determine the manner in which to explore and develop the Property so long as all Mining Operations conducted by Optionor shall be in accordance with good exploration, development and mining practice, and in compliance will all applicable legislation PROVIDED THAT if at any time, Optionor wishes to sell, transfer, assign or otherwise dispose of all but not less than all of its interest in and to the Property and this Agreement, it shall be a condition to completion of any agreement for sale, transfer, assignment or disposition that the purchaser, grantee or transferee of any such interest will have first delivered to Gustafson, its agreement in writing related to this Agreement and to the Property, containing:

(i)
a covenant with Gustafson by such transferee to perform all the obligations of Optionor to be performed under this Agreement in respect of the interest to be acquired by it from Optionor, including, the Optiono’s obligation in repect of the Royalty, and

(ii)	a provision subjecting any further sale, transfer or other disposition of such interst in the property and this Agreement or any portion thereof to the restrictions contained in this paragraph.”

4.           AMENDMENTS TO SECTION 3 OF THE PROPERTY AGREEMENT

4.1	Royalty

Paragraph 3.1(a) of the Property Agreement is deleted in its entirety and replaced with the following:

“(a)           Optionor shall pay to Gustafson as an ongoing Royalty the greater of $50,000 per calendar year and:

(i)	2.5% of the Net Smelter Returns received in the calendar quarter if the Average Grade in the calendar quarter was 0.5 ounces of gold per ton or less;

(ii)	4.0% of the Net Smelter Returns received in the calendar quarter if the Average Grade in the calendar quarter was greater than 0.5 ounces of gold per ton but less than 1.0 ounces of gold per ton;

(iii)	5.0% of the Net Smelter Returns received in the calendar quarter if the Average Grade in the calendar quarter was equal to or greater than 1.0 ounces of gold per ton.

The Royalty provided in this paragraph 3.1(a) shall be pre-paid by equal successive calendar monthly instalments in advance of $4,000 on account of such Royalty with the first of such calendar monthly instalments being payable and paid on the 1st day of March 2010 and thereafter on the 1st day of each successive calendar month but so that any balance of the annual pre-paid Royalty computed and payable as aforesaid which remains unpaid at 1st March in each year shall be payable and paid with fourteen (14) days of written demand therefore by Gustafson upon Optionor and any excess of payment on account of pre-paid Royalty paid by Optionor at 1st March in each year shall be credited against the next succeeding calendar monthly instalments of pre-paid Royalty payable by Optionor until Optionor abandons all of the Property in accordance with paragraph 5.3(b).  Any Royalties not paid within 15 days following the beginning of a calendar month shall bear interest at an annual rate equivalent to the Prime Rate charged by Optionor’s Bank in the preceding month plus 5% from the date the Royalty payment was due until it is paid.

5.           AMENDMENTS TO SECTION 4 OF THE PROPERTY AGREEMENT

5.1	Default by Optionor

Paragraphs 4.1(a), (b) and (c) are deleted in their entirety and replaced with the following:

“4.1           Default in Payment of any Royalty

If the Optionor defaults in the payment of any Royalty reserved under this Agreement, such Royalty payments shall bear interest as set out in paragraph 3.1(a) of the Property Agreement (as amended)”

6.           AMENDMENTS TO SCHEDULE “A” TO THE PROPERTY AGREEMENT

6.1	Property

The parties acknowledge that because of changes to the recording and registration of mining claims in British Columbia, the Property as described in Schedule “A” to the Property Agreement has changed, such that the Property that is the subject of the Property Agreement is as described in Schedule “C” to this Amending Agreement.  As of the date of this Amending Agreement, each of AMT and Gustafson further acknowledge that it has not staked or otherwise acquired additional mineral claims within the area of interest contemplated by paragraph 3.7 of the Property Agreement.

7.           GENERAL

7.1           Mutual acknowledgements

Each of the parties acknowledge and agree with the other that at the date hereof;

(a)	all other terms and conditions of the Property Agreement remain unchanged and in full force and effect;

(b)	the Assignment is valid and subsisting in all its terms and the consent and approval of Gustafson to such assignment from AMTO to AMT was freely given; and

(c)
there has not occurred any default by either AMTO or AMT, as contemplated by section 4 of the Property Agreement which would entitle Gustafson to demand the reconveyance of AMT’s right title and interest in the Property

7.2           Further Assurances

The parties shall, without further consideration, from time to time execute and deliver further instruments and assurances as may be reasonably required for carrying out the full extent and meaning of this Amending Agreement.

7.3	Notices

All communications which may be or are required to be given by either party to the other shall (in the absence of any specific provision to the contrary) be in writing and delivered, sent by facsimile transmission or sent by prepaid courier to the parties, at their following respective addresses and facsimile numbers:

Gustafson Holdings Ltd.
1125 Keith Road
Qualicum Beach, British Columbia V9K 2L7
Fax: (250) 757 8867

AMT Industries Canada, Inc.
Rt. 1 – Box 1092
Fairfield, Idaho 83327
Fax: (208) 764 2663

And if any payment or communication is sent by courier, it shall be conclusively deemed to have been received on the third business day following the sending of it and, if delivered or sent by facsimile transmission, it shall be conclusively deemed to have been received at the time of delivery of transmission.  Either party may from time to time change its address by notice to the other in accordance with this paragraph.

7.4           Payment to Gustafson

All payments required to be made to Gustafson under the Property Agreement, as amended by this Amending Agreement, shall be made by AMT directly into the bank account of Gustafson at such bank as Gustafson may advise Optionor in writing or in such other commercially reasonable manner as Gustafson may, in writing, direct AMT from time to time.

7.5           Benefits to Successors

This Amending Agreement shall enure to the benefit of and be binding on the parties and their respective successors and permitted assigns.

7.6           Execution

This Amending Agreement may be executed in counterparts or by facsimile copy and all such counterparts shall constitute a single original and any facsimile copy of this Amending Agreement may be relied upon as an original provided that it contains the original signature of one of the parties.

7.7	Legal Advice

Gustafson represents and warrants to AMT that:

(a)	it has been advised to, and has had the opportunity to, consult with and obtain independent legal advice from its won solicitors before entering into this Amending Agreement; and
(b)	it has read and fully understands and accepts this Amending Agreement.

IN WITNESS WHEREOF the parties have executed this Amending Agreement as of the day and year written on the first page.

GUSTAFSON HOLDINGS LTD                                                                                     AMT INDUSTRIES CANADA INC.

Per:
William Dean – President

Per:

Per:
Elaine Gustafson – Secretary                                                                           H. Philip Cash – President/CEO

Schedule “C”

Property Description

Tenure
Tenure                                                      Tenure              Sub           Map                                Good To
Number              Claim Name                                        Owner              Type           Type              Number                   Issue Date                           Date              StatusArea (ha)
555065              TILLICUM 1                                        202920 (100%)                                      Mineral                   Claim                 082F           2007/mar/262010/oct/31GOOD166.2137
555066              TILLICUM 2                                        202920 (100%)                                      Mineral                   Claim                 082F           2007/mar/262010/oct/31GOOD498.769
555068              TILLICUM 3                                        202920 (100%)                                      Mineral                   Claim                 082F           2007/mar/262010/oct/31GOOD498.4743
555069              TILLICUM 4                                        202920 (100%)                                      Mineral                   Claim                 082F           2007/mar/262010/oct/31GOOD457.1521
555071              TILLICUM 5                                        202920 (100%)                                      Mineral                   Claim                 082F           2007/mar/262010/oct/31GOOD498.3402
555074              TILLICUM 6                                        202920 (100%)                                      Mineral                   Claim                 082F           2007/mar/262010/oct/31GOOD415.4236
555078              TILLICUM 7                                        202920 (100%)                                      Mineral                   Claim                 082F           2007/mar/262010/oct/31GOOD269.9478
555079              TILLICUM 8                                        202920 (100%)                                      Mineral                   Claim                 082F           2007/mar/262010/oct/31GOOD20.7741
555087              TILLICUM 9                                        202920 (100%)                                      Mineral                   Claim                 082K           2007/mar/262010/oct/31GOOD207.6573
555089              TILLICUM 10                                        202920 (100%)                                      Mineral                   Claim                 082F           2007/mar/262010/oct/31GOOD20.7741
555728              TILLICUM 11                                        202920 (100%)                                      Mineral                   Claim                 082F           2007/apr/042010/oct/31GOOD498.3691
320414(1)                                                      138164 (100%)                                      Mineral                   Lease                 082F           1996/jan/232011/jan/23GOOD40.30

(1)
This Mineral Lease is currently recorded in the name of Gustafson; however, pursuant to paragraph 3.1 of this Amending Agreement, Gustafson has agreed to take all reasonable steps to process such an assignment in favour of Optionor.